Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	July 29, 2021

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Second-Quarter 2021 Financial Results

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $280.4 million for second quarter 2021 compared to $133.8 million for second quarter 2020. The 2021 results included a $69.7 million gain primarily related to Magellan’s sale of a portion of its interest in the Pasadena marine terminal joint venture during the current period.
Diluted net income per common unit was $1.26 in second quarter 2021, or 95 cents excluding the 31-cent favorable impact of the gain on asset sale, compared to 59 cents in second quarter 2020.
Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was $1.38 for second quarter 2021. These results exceeded the $1.15 guidance provided by management in late April primarily due to higher-than-expected refined products shipments, higher commodity prices that primarily benefited the partnership’s fractionation activities and value of its product overages, as well as lower expenses primarily due to timing. Previous guidance had already included the expected gain on asset sale.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $268.0 million for second quarter 2021 compared to $209.5 million for second quarter 2020. The gain on asset sale has not been included in DCF because it is not related to the partnership’s ongoing operations.
“Magellan remains focused on creating long-term value for our investors, announcing asset sales exceeding $700 million and repurchasing more than $80 million of equity during the second quarter of 2021,” said Michael Mears, chief executive officer. “Our strategic asset base continues to demonstrate strength throughout various business cycles, generating another quarter of solid financial results. Magellan’s resilient business model and strong balance sheet position us well to safely and efficiently deliver essential fuels for our nation as the economy recovers and for many decades to come.”
An analysis by segment comparing second quarter 2021 to second quarter 2020 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense. Due to the previously-announced pending sale of the partnership’s independent terminals network, the financial results from these assets have now been reclassified from the refined products segment to discontinued operations for all periods.

Refined products. Refined products operating margin was $267.2 million, an increase of $103.7 million. Transportation and terminals revenue increased $70.1 million primarily due to significantly higher transportation volumes versus the pandemic levels of 2020 driven by the recovery in travel, economic and drilling activity as well as contributions from Magellan’s recent Texas pipeline expansion projects. The current period also benefited from the partnership’s mid-year 2020 tariff increase.
Operating expenses increased $11.2 million primarily due to an increase in integrity spending related to timing of maintenance work as well as higher compensation to reflect improved financial results and higher benefits costs, and other operating income increased $3.0 million due to the sale of unused air emission credits. Earnings of non-controlled entities increased $3.6 million due to a favorable revenue adjustment for the partnership’s Pasadena marine terminal joint venture.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $38.1 million between periods primarily due to unrealized losses on futures contracts in the 2020 period as well as more sales in the current period associated with the partnership’s gas liquids blending activities as a result of improved blending opportunities.
Crude oil. Crude oil operating margin was $106.4 million, a decrease of $21.9 million. Transportation and terminals revenue decreased $15.0 million primarily due to lower average tariff rates and reduced storage revenues. Average tariff rates decreased primarily as a result of the expiration of several higher-priced contracts on the partnership’s Longhorn pipeline in late 2020. Storage revenues declined primarily due to the 2020 period benefiting from increased short-term storage utilization at higher rates, with contract renewals at lower rates in the current period.
Operating expenses decreased $2.1 million primarily due to lower fees paid to the partnership’s Seabrook joint venture export facility for ancillary services and the timing of integrity spending, partially offset by higher compensation to reflect improved financial results and higher benefits costs. Other operating expense was unfavorable $5.0 million primarily due to unrealized gains in the prior period on a basis derivative agreement.
Earnings of non-controlled entities increased by $3.3 million primarily due to additional shipments on the Saddlehorn pipeline, which was recently expanded. Product margin decreased $7.2 million as a result of unrealized losses on futures contracts during the current year on the partnership’s crude oil inventory.
Other items. Depreciation, amortization and impairment expense decreased $2.7 million due to a reduction in asset retirement obligations, whereas G&A expense increased $14.4 million primarily due to higher compensation to reflect improved financial results and higher benefits costs in 2021.
Gain on disposition of assets was $69.7 million due to a gain on the sale of a portion of Magellan’s interest in the Pasadena marine terminal joint venture during second quarter 2021. Other expense was $13.4 million unfavorable due to amounts recognized in second quarter 2021 related to certain legal matters.
Income from discontinued operations increased $11.6 million as a result of higher volumes at the partnership’s independent terminals due to the economic recovery, improved product margin from higher sales volume at better pricing and lower operating expenses due to favorable product overages (which reduce operating expenses).
Net interest expense decreased $8.4 million primarily due to the absence of debt repayment costs recorded in 2020, partially offset by lower capitalized interest as a result of reduced expansion capital spending. As of June 30, 2021, Magellan had $5.0 billion of debt outstanding, with $258.0 million of cash on hand.

Financial guidance for 2021
Management continues to project annual DCF of $1.07 billion for 2021. The benefit from the stronger-than-expected second-quarter results are being offset as the partnership has now hedged approximately 80% of its forecasted gas liquids blending activities at lower margins than anticipated as well as higher costs in the second half of the year than assumed in the previous guidance.

Guidance assumes total refined products shipments will be generally in-line with initial estimates for the year, with an overall increase of 13% expected versus 2020 as incremental volumes associated with recent expansion projects within the state of Texas continue to overcome the lingering impacts of the pandemic. These estimates continue to expect 13% higher gasoline, 10% higher distillate and 25% higher aviation fuel shipments, based on general trends so far this year. For reference, total 2021 refined products shipments are still expected to increase approximately 3% versus 2019, which is more representative of historical demand, as additional gasoline and distillate volumes from expansion projects are partially offset by lower aviation fuel.
Further, guidance assumes continued contributions from the independent terminals throughout 2021, while the partnership awaits receipt of the required regulatory approvals for the pending sale.
Magellan intends to maintain its quarterly cash distribution at the current level of $1.0275 per unit for the remainder of 2021. Based on the current distribution amount and the current number of units outstanding, distribution coverage for 2021 is expected to be 1.17 times the amount necessary to pay cash distributions for the year.
Free cash flow (FCF), a non-GAAP financial measure that represents the amount of cash available for distributions, additional investments, unit repurchases, debt reduction or other partnership uses, is projected to be nearly $1.27 billion for full-year 2021, or more than $350 million after distributions. Full-year FCF guidance currently includes the proceeds from the second-quarter sale of a partial interest in the Pasadena marine terminal joint venture, but does not include the $435 million proceeds from the sale of the partnership’s independent terminals, which is pending required regulatory approvals and assumed to close in 2022 for guidance purposes.
Based on actual results to date and the current number of common units outstanding, net income per unit is expected to be $4.25 for 2021, with third-quarter guidance of 87 cents per unit. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities as well as the pending independent terminals sale.
Management does not intend to provide financial guidance beyond 2021 at this time but expects to target annual distribution coverage of at least 1.2 times in future years now that refined products demand and commodity prices are trending more in-line with historical levels.

Capital allocation
Management remains focused on executing its long-term strategy to maximize value for Magellan’s investors through a disciplined combination of cash distributions, capital investments and equity repurchases.
While attractive expansion projects remain Magellan’s preferred capital allocation tool to reinvest in the business, the current environment is not conducive to new large-scale construction projects that meet the partnership’s disciplined risk/reward profile. As a result, current expansion spending is expected to be approximately $75 million in 2021 and $15 million in 2022 to complete the partnership’s current slate of construction projects, with additional smaller, attractive expansion opportunities under consideration at this time.
Magellan purchased approximately 1.7 million of its units for $82.3 million during the second quarter of 2021. The partnership currently has approximately $390 million remaining under its $750 million repurchase program authorized through 2022. The timing, price and actual number of potential future unit repurchases will depend on a number of factors including expected expansion capital spending, excess cash available, balance sheet metrics, legal and regulatory requirements, market conditions and the trading price of the partnership’s common units.

Earnings call details
Management will discuss second-quarter 2021 financial results and outlook for the remainder of the year during a conference call at 1:30 p.m. Eastern today. Participants are encouraged to listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx. In addition, a limited number of phone lines will be available at (800) 919-1728, conference code 21995591.
A replay of the audio webcast will be available for at least 30 days at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF, FCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from the partnership’s operations, after maintenance capital spending, that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts for the performance-based awards issued under the partnership’s equity-based incentive plan.
FCF is a financial metric used by many investors and others in the financial community to measure the amount of cash generated by the partnership after considering all investing activities, including both maintenance and expansion capital spending, as well as proceeds from divestitures. Management believes FCF is important to the financial community as it reflects the amount of cash available for distributions, additional investments, unit repurchases, debt reduction or other partnership uses.
Reconciliations of operating margin to operating profit, adjusted EBITDA, DCF and FCF to net income and FCF to net cash provided by operating activities accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts are not designated as hedges for accounting purposes. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Forward-looking statements can be identified by words and phrases such as: plan, guidance, assumes, believes, estimates, expected, continue, ongoing, to come, project, trends, maintain, potential, changes, outlook, future, target, remain, intends, long-term, may, will, should and similar references to future periods. Although management believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: ongoing impacts from the pandemic; impacts of the oversupply of crude oil and petroleum products; changes in price or demand for refined petroleum products, crude oil and natural gas liquids, or for transportation, storage, blending or processing of those commodities through its facilities; changes in laws applicable to the partnership; changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; shut-downs or cutbacks at refineries, of hydrocarbon production or at other businesses that use or supply the partnership’s services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; changes in the partnership’s capital needs, cash flows and availability of cash to fund unit repurchases or distributions; and failure of customers to meet or continue contractual obligations to the partnership. Additional factors that could lead to material changes in performance are described in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2020 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect future events or circumstances.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2021	2020	2021
Transportation and terminals revenue	$399,766	$455,276	$845,277	$867,361
Product sales revenue	34,370	193,073	331,907	406,760
Affiliate management fee revenue	5,316	5,294	10,607	10,596
Total revenue	439,452	653,643	1,187,791	1,284,717
Costs and expenses:
Operating	139,687	149,116	288,386	276,351
Cost of product sales	43,974	171,798	275,541	342,759
Depreciation, amortization and impairment	54,984	52,258	114,787	106,903
General and administrative	41,647	56,089	77,983	102,039
Total costs and expenses	280,292	429,261	756,697	828,052
Other operating income (expense)	3,913	1,904	3,402	1,442
Earnings of non-controlled entities	33,689	40,589	77,349	79,641
Operating profit	196,762	266,875	511,845	537,748
Interest expense	69,259	56,981	125,159	113,960
Interest capitalized	(4,228)	(417)	(9,179)	(925)
Interest income	(223)	(148)	(643)	(301)
Gain on disposition of assets	—	(69,702)	(12,887)	(69,702)
Other (income) expense	1,446	14,828	2,253	15,887
Income from continuing operations before provision for income taxes	130,508	265,333	407,142	478,829
Provision for income taxes	589	434	1,345	1,223
Income from continuing operations	129,919	264,899	405,797	477,606
Income from discontinued operations	3,924	15,518	15,610	24,129
Net income	$133,843	$280,417	$421,407	$501,735

Basic and diluted income from continuing operations per common unit	$0.57	$1.19	$1.79	$2.14

Basic and diluted income from discontinued operations per common unit	$0.02	$0.07	$0.07	$0.11

Basic and diluted net income per common unit	$0.59	$1.26	$1.86	$2.25

Weighted average number of common units outstanding used for basic net income per unit calculation	225,351	222,735	226,461	223,162

Weighted average number of common units outstanding used for diluted net income per unit calculation	225,351	222,863	226,461	223,226

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2021	2020	2021
Refined products:
Transportation revenue per barrel shipped	$1.675	$1.690	$1.626	$1.682
Volume shipped (million barrels):
Gasoline	61.3	78.8	127.5	143.8
Distillates	41.3	52.9	85.1	99.4
Aviation fuel	2.7	7.2	12.1	13.3
Liquefied petroleum gases	—	—	0.4	0.5
Total volume shipped	105.3	138.9	225.1	257.0

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.048	$0.816	$0.970	$0.803
Volume shipped (million barrels)(1)	47.7	49.6	122.8	96.1
Terminal average utilization (million barrels per month)	25.5	25.0	24.1	25.3
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(2)	32.2	28.6	69.3	55.5
Saddlehorn - volume shipped (million barrels)(3)	15.1	20.0	31.4	36.1

(1) Volume shipped includes shipments related to the partnership’s crude oil marketing activities.
(2) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 30% by Magellan.
(3) These volumes reflect the total shipments for the Saddlehorn pipeline, which was owned 40% by Magellan through January 31, 2020 and 30% thereafter.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2021	2020	2021
Refined products:
Transportation and terminals revenue	$267,710	$337,782	$569,145	$635,465
Affiliate management fee revenue	1,513	1,609	3,097	3,159
Other operating income (expense)	138	3,167	2,030	3,406
Earnings of non-controlled entities	4,592	8,197	18,812	17,368
Less: Operating expense	96,985	108,145	202,058	199,629
Transportation and terminals margin	176,968	242,610	391,026	459,769
Product sales revenue	25,556	149,682	316,959	334,199
Less: Cost of product sales	39,081	125,108	254,754	265,944
Product margin	(13,525)	24,574	62,205	68,255
Operating margin	$163,443	$267,184	$453,231	$528,024

Crude oil:
Transportation and terminals revenue	$133,637	$118,683	$279,295	$234,897
Affiliate management fee revenue	3,803	3,685	7,510	7,437
Other operating income (expense)	3,775	(1,263)	1,372	(1,964)
Earnings of non-controlled entities	29,097	32,392	58,537	62,273
Less: Operating expense	45,917	43,828	92,689	83,030
Transportation and terminals margin	124,395	109,669	254,025	219,613
Product sales revenue	8,814	43,391	14,948	72,561
Less: Cost of product sales	4,893	46,690	20,787	76,815
Product margin	3,921	(3,299)	(5,839)	(4,254)
Operating margin	$128,316	$106,370	$248,186	$215,359

Segment operating margin	$291,759	$373,554	$701,417	$743,383
Add: Allocated corporate depreciation costs	1,634	1,668	3,198	3,307
Total operating margin	293,393	375,222	704,615	746,690
Less:
Depreciation, amortization and impairment expense	54,984	52,258	114,787	106,903
General and administrative expense	41,647	56,089	77,983	102,039
Total operating profit	$196,762	$266,875	$511,845	$537,748

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER COMMON UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	June 30, 2021
	Net Income	Basic Net Income Per Common Unit	Diluted Net Income Per Common Unit
As reported	$280,417	$1.26	$1.26
Commodity-related adjustments associated with future transactions(1)	26,140
Excluding commodity-related adjustments	$306,557	$1.38	$1.38

Weighted average number of common units outstanding used for basic net income per unit calculation	222,735
Weighted average number of common units outstanding used for diluted net income per unit calculation	222,863

(1) Includes the partnership's net share of commodity-related adjustments for its non-controlled entities. Please see Distributable
Cash Flow ("DCF") and Free Cash Flow ("FCF") Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW AND FREE CASH FLOW
RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		2021 Guidance
	2020	2021	2020	2021

Net income	$133,843	$280,417	$421,407	$501,735	$945,000
Interest expense, net	64,808	56,416	115,337	112,734	225,000
Depreciation, amortization and impairment(1)	58,500	59,077	121,586	118,292	238,000
Equity-based incentive compensation(2)	4,256	5,381	(10,289)	3,909	14,000
Gain on disposition of assets(3)	—	(68,435)	(10,511)	(68,435)	(68,000)
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	9,982	20,737	(4,938)	23,496
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	47,593	(21,805)	(15,964)	(29,545)
Inventory valuation adjustments(5)	(43,899)	2,041	27,831	3,398
Total commodity-related adjustments	13,676	973	6,929	(2,651)	(32,000)
Distributions from operations of non-controlled entities in excess of (less than) earnings	14,267	2,428	25,350	14,810	55,000
Adjusted EBITDA	289,350	336,257	669,809	680,394	1,377,000
Interest expense, net, excluding debt issuance cost amortization(6)	(50,827)	(55,642)	(100,459)	(111,184)	(222,000)
Maintenance capital(7)	(28,982)	(12,592)	(53,302)	(24,676)	(85,000)
Distributable cash flow	209,541	268,023	516,048	544,534	1,070,000
Expansion capital(8)	(86,487)	(31,559)	(241,532)	(42,063)	(75,000)
Proceeds from asset sales	83	269,920	332,872	270,576	271,000
Free cash flow	123,137	506,384	607,388	773,047	1,266,000
Distributions paid	(231,245)	(228,962)	(466,019)	(458,385)	(914,000)
Free cash flow after distributions	$(108,108)	$277,422	$141,369	$314,662	$352,000

(1)    Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.
(2)    Because the partnership intends to satisfy vesting of unit awards under its equity-based long-term incentive compensation plan with the issuance of common units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.
(3)    Gains on disposition of assets are excluded from DCF to the extent they are not related to the partnership's ongoing operations.
(4)    Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income.  The partnership excludes the net impact of these derivatives from its determination of DCF until the transactions are settled and, where applicable, the related products are sold.  In the period in which these transactions are settled and any related products are sold, the net impact of the derivatives is included in DCF.
(5)    The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.
(6) Interest expense includes debt prepayment costs of $12.9 million in the three and six months ended June 30, 2020, which are excluded from DCF as they are financing activities and not related to the partnership's ongoing operations.
(7)    Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.
(8) Includes additions to property, plant and equipment (excluding maintenance capital and capital-related changes in accounts payable and other current liabilities), acquisitions and investments in non-controlled entities, net of distributions from returns of investments in non-controlled entities and deposits from undivided joint interest third parties.

MAGELLAN MIDSTREAM PARTNERS, L.P.
FREE CASH FLOW RECONCILIATION TO NET CASH PROVIDED
BY OPERATING ACTIVITIES
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2021	2020	2021
Net cash provided by operating activities	$178,632	$352,716	$563,253	$592,955
Changes in operating assets and liabilities	44,770	(79,565)	10,596	(21,557)
Net cash provided (used) in investing activities	(150,596)	228,997	(18,803)	197,836
Payments associated with settlement of equity-based incentive compensation	—	—	(14,700)	(6,151)
Settlement gain, amortization of prior service credit and actuarial loss	(1,413)	(2,818)	(2,526)	(4,464)
Changes in accrued capital items	36,266	(1,879)	56,645	7,350
Commodity-related adjustments(1)	13,676	973	6,929	(2,651)
Other	1,802	7,960	5,994	9,729
Free cash flow	$123,137	$506,384	$607,388	$773,047
Distributions paid	(231,245)	(228,962)	(466,019)	(458,385)
Free cash flow after distributions	$(108,108)	$277,422	$141,369	$314,662

(1) Please refer to the preceding table for a description of these commodity-related adjustments.